Exhibit 5.1

Weir’s Plaza

4550 Travis Street

Dallas, TX 75205

United States

+1 214 972 1770

www.kirkland.com

May 9, 2023

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to Nine Energy Service, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of the offer and sale of an aggregate of up to 3,200,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “common stock”) that may be issued from time to time pursuant to the Nine Energy Service, Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Plan”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement, (iii) the Plan, and (iv) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

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Nine Energy Service, Inc.

May 9, 2023

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares of common stock that the Company is authorized to issue pursuant to its charter exceeds the number of shares of common stock outstanding and the number of shares of common stock that the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes by at least the number of Shares, and we have assumed that such condition will remain true at all future times relevant to this opinion.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

Sincerely,

/s/ Kirkland & Ellis LLP